EXHIBIT 99.1 — JOINT FILING AGREEMENT
Pursuant to, and in accordance with, the requirements of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, each party hereto hereby agrees to jointly file a Statement on Schedule 13G/A (including amendments thereto) with regard to the common stock of Mitek Systems, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such joint filings.
In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of the date set forth below.

Date: May 18, 2011	HARLAND CLARKE HOLDINGS CORP
By:
Name:
Title:

Date: May 18, 2011	HARLAND CLARKE CORP.
By:
Name:
Title:

Joint Filing Agreement